Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kopin Corporation of our report dated March 17, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the accounting principles generally accepted in the Republic of China varying in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss and stockholders’ equity for the year ended December 31, 2006, to the extent summarized in Note 11), relating to the consolidated financial statements of KoBrite Corporation and its subsidiary for the year ended December 31, 2006, appearing in the Annual Report on Form 10-K/A of Kopin Corporation dated May 27, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

November 19, 2009